SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                PHYMATRIX CORP.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


         1) Title of each class of Securities to which transaction applies:

            -------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

            -------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            -------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

            -------------------------------------------------------------------

         5) Total fee paid:

            -------------------------------------------------------------------


[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

             -------------------------------------------------------------------

         2)  Form, Schedule or Registration Statement No.:

             -------------------------------------------------------------------

         3)  Filing Party:

             -------------------------------------------------------------------

         4)  Date Filed:

             -------------------------------------------------------------------

                                     [LOGO]
                                   PHYMATRIX

                     777 South Flagler Drive, Suite 1000E
                        West Palm Beach, Florida 33401


                           NOTICE OF SPECIAL MEETING
                    IN LIEU OF ANNUAL MEETING TO BE HELD ON
                               JANUARY 26, 1999


     The Special Meeting in lieu of Annual Meeting of Stockholders of PhyMatrix Corp. (the "Company") will be held on Tuesday, January 26, 1999 at 10:00 a.m. at the offices of Nutter, McClennen & Fish, LLP, One International Place, 16th Floor, located in Boston, Massachusetts, for the following purposes:

   1. To elect the directors of the class of the Board of Directors whose term expires at this Special Meeting, which directors shall be elected to serve until the annual meeting of stockholders to be held during the fiscal year ended January 31, 2002 and until their successors are duly elected and qualified.

   2. To consider and act upon such other business and matters or proposals as may properly come before said Special Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on December 30, 1998 as the record date for determining the stockholders having the right to receive notice of and to vote at said Special Meeting. The Proxy Statement and Proxy concerning said Special Meeting was first mailed to stockholders on or about January 12, 1999.


                                          By Order of the Board of Directors


                                          Denise Schumann, Secretary

West Palm Beach, Florida
January 7, 1999















--------------------------------------------------------------------------------
 Whether or not you plan to attend the Special Meeting, you are requested to sign, date and mail promptly the enclosed Proxy, which is being solicited on behalf of the Board of Directors. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose.
--------------------------------------------------------------------------------

                                     [LOGO]
                                   PHYMATRIX

                                 ------------
                          SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF STOCKHOLDERS
                                 ------------

                               January 26, 1999


     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of PhyMatrix Corp. (the "Company") of proxies for use at the Special Meeting in lieu of Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Special Meeting in lieu of Annual Meeting, on Tuesday, January 26, 1999 at 10:00 a.m., and at any adjournment or adjournments thereof (the "Special Meeting"). Action will be taken at the Special Meeting to elect the directors of the class of the Board of Directors whose terms expire at the Special Meeting and to consider and act upon such other business and matters or proposals as may properly come before the Special Meeting. The directors to be elected at the Special Meeting shall be elected to serve until the annual meeting of stockholders to be held during the fiscal year ending January 31, 2002 and until their successors are duly elected and qualified.

     If a stockholder specifies in the proxy accompanying this Proxy Statement (the "Proxy") how it is to be voted, it will be voted in accordance with such specification. Any Proxy that is signed and returned and that does not specify how it is to be voted will be voted "for" the election of the nominees for directors named herein. Any stockholder that returns a Proxy retains the power to revoke it at any time before it is exercised by delivering a written revocation to the Secretary of the Company, by executing and returning to the Company a Proxy bearing a later date or by attending the Special Meeting and voting his or her shares in person. Stockholders who attend the Special Meeting in person will not be deemed to have revoked their Proxy simply by attending unless they affirmatively indicate at the Special Meeting their intention to vote their shares in person.

     The Company's principal executive offices are located at 777 South Flagler Drive, Suite 1000E,West Palm Beach, Florida 33401. The Company expects to move its principal executive offices to Providence, Rhode Island in 1999. Unless otherwise indicated or required by the context, references to the "Company" include its consolidated subsidiaries.

     The Company mailed this Proxy Statement and the Proxy on or about January 12, 1999 to its stockholders of record at the close of business on December 30, 1998.


               ANNUAL REPORT AND INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's Annual Report to Stockholders for the fiscal year ended January 31, 1998, including financial statements and the report of PricewaterhouseCoopers LLP thereon, is being mailed herewith to each of the Company's stockholders of record at the close of business on December 30, 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                               VOTING SECURITIES

     The holders of record of shares of Common Stock, $.01 par value per share, of the Company at the close of business on December 30, 1998 may vote at the Special Meeting. On that date, there were outstanding and entitled to vote 32,929,970 shares of Common Stock. Each stockholder has one vote at the Special Meeting for each share of Common Stock held of record on that date. As long as a quorum (a majority of issued and outstanding shares of Common Stock) is present in person or by Proxy at the Special Meeting, each of the nominees for director shall be elected by a plurality of the votes cast at the Special Meeting by the holders of shares entitled to vote thereat. Votes may be cast in favor of the election of any of the nominees for director or withheld. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as votes cast with respect to, and will have no effect on, that matter.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board of Directors shall consist of not less than three nor more than 15 directors, the exact number to be fixed by the Board of Directors. The Board of Directors has currently fixed the number of directors at nine. Immediately prior to the Special Meeting, the Board intends to reduce the number of directors to eight. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as Proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected. The By-laws provide that, within the limits above specified, the number of directors may at any time be increased or decreased by the vote of the Board. No decrease in the number of directors will affect the term of any director in office.

     The Board of Directors is divided into three classes, with staggered three-year terms. The terms of Abraham D. Gosman and Hugh L. Carey will expire at the Special Meeting; the terms of H. Loy Anderson, Jr., Michael T. Heffernan and Stephen E. Ronai will expire at the Company's annual meeting to be held during the fiscal year ending January 31, 2000; the terms of Joseph N. Cassese, David M. Livingston, M.D. and Eric Moskow, M.D. will expire at the Company's annual meeting to be held during the fiscal year ending January 31, 2001. Successors to the directors whose terms expire at each annual meeting are eligible for re-election for three-year terms. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified. John T. Chay resigned from the Board on January 2, 1999.

Nominees for Director

     Each of the following directors has been nominated for re-election at the Special Meeting.

     Abraham D. Gosman, age 70, has served since June 1994 as an executive officer of the Company and is presently the Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Gosman has served as Chairman of the Board of CareMatrix Corporation, an assisted living development and management company, since October 1996. Previously, Mr. Gosman was the Chief Executive Officer of The Mediplex Group, Inc. ("Mediplex"), a diversified health care company, from its inception in 1982 to September 1988 and from August 1990 to June 1994. In addition, Mr. Gosman served as Chairman of the Board of Meditrust Corporation and Chairman of the Board, Chief Executive Officer and Treasurer of Meditrust Operating Company from November 1997 to August 1998 and Chairman of the Board and Chief Executive Officer of their predecessor, Meditrust, from its inception in 1985 until November 1997.

     Hugh L. Carey, age 79, has served as a director of the Company since February 1996. Currently, he is of counsel to the New York law firm of Whitman Breed Abbott & Morgan. He served as an Executive Vice President of W.R. Grace & Company from 1987 to December 1995. He was Governor of the State of New York from 1975 to 1983 and a member of Congress from 1960 until 1975. He is currently a director of Triarc Companies, Inc. and China Trust Bank.

Continuing Directors

     The following individuals are directors of the Company whose terms will expire at the Company's annual meeting of stockholders in the fiscal years ending January 31, 2000 and 2001:

     H. Loy Anderson, Jr., age 55, has served as a director of the Company since December 1998. He has served as President, Chief Executive Officer and a director of Palm Beach National Bank & Trust Company since June 1990. Mr. Anderson is a director of CareMatrix Corporation.

     Joseph N. Cassese, age 69, has served as a director of the Company since January 1996. He also serves as a director of Liberty Healthcare Management Company. Mr. Cassese was Vice President of Mediplex from January 1976 to March 1986 and the President of Mediplex from March 1986 to March 1988 and again from August 1990 to December 1991. Mr. Cassese was also a Vice President of A.M.A. Advisory Corp., an advisor to Meditrust, from April 1988 to August 1990. Mr. Cassese has been retired since December 1991.

     Michael T. Heffernan, age 34, has served as President of the Company since December 1998 and as a director of the Company since February 1998. He also serves as the Chief Executive Officer of the Company's subsidiary Clinical Studies, Ltd. ("CSL"), a multitherapeutic site management organization acquired by the Company in October 1997. Prior to the Company's acquisition of CSL, Mr. Heffernan served as the President and Chief Executive Officer of CSL, a position he held since 1994. From 1993 to 1994, Mr. Heffernan served as a Regional Manager with Eli Lilly & Company.

     David M. Livingston, M.D., age 57, has served as a director of the Company since January 1996. Dr. Livingston has previously served as Director of Dana-Farber Cancer Institute in Boston, Massachusetts and has been employed as a physician at the Institute since 1973. He currently serves as Chairman of the Institute's Executive Committee for Research and as a Trustee of the Institute. He is also the Emil Frei Professor of Medicine and Genetics at Harvard Medical School where he has taught since 1973.

     Eric Moskow, M.D., age 40, has served as a director of the Company since September 1996 and has been Executive Vice President of Strategic Planning of the Company since September 1996. He founded Physician's Choice Management, LLC in October 1995 and served as its Executive Vice President from October 1995 to October 1996. Prior to establishing Physician's Choice, he served as Medical Director for Mediplex of Ridgefield from November 1994 to August 1996 and as Associate Medical Director for US Healthcare in Connecticut from 1988 to 1992. Dr. Moskow is board-certified in internal medicine and served as President of the Family Medical Associates of Ridgefield for nine years.

     Stephen E. Ronai, age 62, has served as a director of the Company since January 1996. Mr. Ronai has been a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney since 1984 where he serves as Chairman of the firm's Health Care Department. He is a member of the American Health Lawyers Association. From 1989 to 1995, he served as a member of the Board of Directors of the National Health Lawyers Association, which merged in 1998 with the American Academy of Health Care Attorneys of the American Hospital Association and was subsequently denominated as the American Health Lawyers Association. He also has served as Chairman of the Board of Trustees of the Connecticut Hospital Association. He is currently a director of CareMatrix Corporation and also serves as a director of various non-profit tax-exempt health care provider organizations.

Certain Information Regarding Directors

     The Board of Directors of the Company has the following committees:

     Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Messrs. Gosman, Cassese, Heffernan and Anderson. The Executive Committee exercises all of the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law.

     Audit and Compliance Committee. The members of the Audit and Compliance Committee of the Company's Board of Directors are Messrs. Carey and Ronai and Drs. Livingston and Moskow. The Audit and Compliance Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit and Compliance Committee also oversees the Company's Compliance Program and the implementation of and adherence to the Company's Standards of Conduct, both of which are designed to ensure maintenance of high ethical standards and compliance with all legal (healthcare-related and other) requirements applicable to the Company.

     Equity Incentive and Compensation Committee. The members of the Equity Incentive and Compensation Committee of the Company's Board of Directors are Messrs. Cassese and Carey. The Equity Incentive and Compensation Committee establishes general compensation policies for the Company and approves increases both in directors' fees and in salaries paid to officers and senior employees of the Company. The Equity Incentive and Compensation Committee administers all of the Company's employee benefit plans, including the Equity Plan. The Equity Incentive and Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers, employees and consultants of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised.

     Nominating Committee. The members of the Nominating Committee are Dr. Livingston and Mr. Ronai. The Nominating Committee may review and make recommendations to the Board with regard to director nominees. Any stockholder wishing to recommend a nominee to the Board should do so in writing addressed to the Secretary of the Company.

     During the fiscal year ended January 31, 1998, the Board of Directors met ten times, the Executive Committee met five times, both the Audit and Compliance Committee and the Equity Incentive and Compensation Committee met two times, and the Nominating Committee did not meet. There are no family relationships among any of the directors or executive officers of the Company.

Compensation of Directors

     Officers who are members of the Board of Directors do not receive compensation for serving on the Board. Each other member of the Board receives annual compensation of $15,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended. In addition, such directors receive an additional fee of $500 for each committee meeting attended, except that only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties. Each director who is a member of the Equity Incentive and Compensation Committee on the first business day following each annual meeting of the stockholders will receive an option to purchase 2,500 shares of Common Stock. Any of such options granted to a member of the Equity Incentive and Compensation Committee under the Equity Plan will be exercisable one year following the date of grant.

                     MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Officers

     The following directors of the Company also serve as executive officers:
Abraham D. Gosman, Chief Executive Officer and Chairman of the Board; Michael
T. Heffernan, President; and Dr. Eric Moskow, Executive Vice President of Strategic Planning. A biographical summary of the experience of each such Executive Officer appears above. In addition, set forth below are biographical summaries of the experience of the executive officers of the Company who do not serve as directors of the Company. Officers are appointed by and serve at the discretion of the Board of Directors.

     Frederick R. Leathers, age 41, has served since June 1994 as the Chief Financial Officer and Treasurer of the Company. Previously, he served as Treasurer, Chief Financial Officer and Principal Accounting Officer of Mediplex from October 1991 to June 1994. He was Treasurer of A.M.A. Advisory Corp. and Controller of Meditrust from July 1988 to January 1991.

     Gregory Gardner, age 43, has served since November 1996 as Executive Vice President of Finance of the Company. Previously, he served as Senior Vice President, Financial Operations of Good Samaritan & St. Mary's Medical Centers from August 1995 to November 1996. From November 1990 to December 1993, Mr. Gardner served as American Medical International, Inc.'s Corporate Director of Finance and from January 1994 to July 1995 as its Corporate Director of Development.

     James M. Hogan, M.D., age 54, has served as Chief Medical Officer of the Company since March 1997 and was elected an executive officer of the Company in December 1998. Dr. Hogan was Corporate Medical Director of Health Insurance Plan of Greater New York from July 1996 to April 1997 and its Senior Vice President for Professional Affairs and Medical Director from October 1994 to April 1997. Dr. Hogan served as Vice President of the Medical Division and Medical Director of Health Insurance Plan of Florida from January 1994 to October 1994 and as its Medical Director from May 1993 to January 1994.

Executive Compensation

     The following table sets forth certain information regarding compensation paid or accrued by the Company during the years ended December 31, 1995, January 31, 1997 and January 31, 1998, to the Company's Chief Executive Officer and to the four most highly compensated executive officers of the Company (the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE


                                                                     Long Term
                                                                Compensation Awards
                                                               --------------------
                                                    Annual          Securities
                                                 Compensation       Underlying           All Other
     Name and Principal Position       Year(1)    Salary ($)        Options (#)      Compensation(2)($)
------------------------------------- --------- -------------- -------------------- -------------------
Abraham D. Gosman ...................   1998       225,000               --                  --
 Chairman and Chief Executive           1997       225,000               --                  --
 Officer                                1995       225,000               --                  --

Robert A. Miller (3) ................   1998       304,135               --                  --
 Former President                       1997       304,171               --                  --
                                        1995       206,382               --                  --

Bruce A. Rendina (4) ................   1998       460,435          300,000(5)           81,207
 Former Vice Chairman of the            1997       435,782               --              53,948
 Company and Former Chairman
 and Chief Executive Officer of DASCO

Francis S. Tidikis (6) ..............   1998       287,698               --                  --
 Former Chief Operating Officer         1997       275,156          150,000(7)               --

Michael T. Heffernan ................   1998       275,295          300,000(8)              720
 President of the Company               1997       348,871               --                  --
 and Chief Executive Officer of CSL     1995       156,896               --                  --

------------
(1) In January 1996, the Company changed its fiscal year end from December 31 to January 31.
(2)  Amounts indicated are for life insurance premiums paid by the Company.
(3) Mr. Miller became an executive officer of the Company in June 1994 and resigned from the Company in December 1998.
(4) Mr. Rendina became an executive officer of a subsidiary of the Company in January 1996 and resigned from the Company in August 1998.

(5) Represents options granted in September 1997. Mr. Rendina's options terminated in September 1998.
(6) Mr. Tidikis became an executive officer of the Company in January 1996 and resigned in April 1998.
(7) Represents options granted in January 1996. Mr. Tidikis' options terminate in February 1999.
(8)  Represents options granted in October 1997.


Option Grants in Last Fiscal Year

     The following table sets forth certain information regarding options granted during the year ended January 31, 1998 by the Company to each of the Named Executive Officers:

                                                                                                       Potential Realizable
                                                                                                      Value at Assumed Rates
                                                                                                          of Stock Price
                                                                                                         Appreciation for
                                         Individuals Grants                                              Option Term (1)
----------------------------------------------------------------------------------------------------- ----------------------
                                Number of Securities    % of Total Options    Exercise or
                                     Underlying        Granted to Employees   Base Price   Expiration
             Name                Options Granted (#)      in Fiscal Year        ($/Sh)        Date       5% ($)     10% ($)
------------------------------ ---------------------- ---------------------- ------------ ----------- ----------- ----------
Bruce A. Rendina .............         300,000(2)              15%             $ 14.625     9/25/07   2,759,275   6,992,545
Michael T. Heffernan .........         300,000(2)              15%             $ 16.250    10/14/07   3,065,861   7,769,494

------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. The Company has not granted stock appreciation rights to date.
(2) Mr. Heffernan's option vests in three equal annual installments of 100,000 shares on October 14, 1998, 1999 and 2000. Although Mr. Rendina's option had a similar vesting provision, he resigned in August 1998 and his option terminated in September 1998.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The Named Executive Officers did not exercise any options during the fiscal year ended January 31, 1998. As of such date, Mr. Rendina and Mr. Heffernan each held options to purchase 300,000 shares of Common Stock, none of which were exercisable, and Mr. Tidikis held options to purchase 150,000 shares of Common Stock, 120,000 shares of which were exercisable. None of the options held by Messrs. Rendina, Tidikis and Heffernan were in-the-money as of January 31, 1998, and none of the other Named Executive Officers held any options as of such date.


Employment Agreements

     In connection with the Company's acquisition of Clinical Studies, Ltd. ("CSL"), on October 14, 1997, the Company entered into an employment agreement with Mr. Heffernan to be the Chief Executive Officer of CSL. The agreement provides for an initial three-year term (expiring on October 14, 2000), which may be renewed upon agreement of the parties. The base salary for Mr. Heffernan under the agreement is $200,000 per year, plus a guaranteed bonus of $100,000 per year, payable in quarterly installments. The agreement also provides for the grant of an option to purchase 300,000 shares of the Common Stock of the Company at $16.25 per share (the price per share of the Common Stock as of the date of the agreement), which option is exercisable in three annual installments of 100,000 shares commencing on October 14, 1998. In addition, Mr. Heffernan is entitled to receive other bonuses and benefits that may be offered by the Company to its executive officers. The agreement may be terminated by the Company without cause effective immediately upon delivery of written notice by the Company to Mr. Heffernan. Mr. Heffernan may terminate the agreement upon delivery of written notice to the Company if the Company (i) fails to pay any sums due under the agreement, (ii) reassigns Mr. Heffernan from Providence, Rhode Island without his consent, or (iii) materially changes his employment duties without his consent. If the agreement is terminated by the Company without cause or by Mr. Heffernan for one of the reasons noted in the preceding sentence, Mr. Heffernan shall continue to receive his salary and guaranteed bonus for a period of 18 months after such a termination or for the remainder of the term of the agreement, whichever is longer. In the event of a "change in control" (as defined in the agreement) of the Company or CSL during the term of the agreement, Mr. Heffernan is entitled to receive a bonus payment from the Company equal to 2.99 times the sum of his salary and guaranteed annual bonus. The agreement contains restrictive covenants prohibiting Mr. Heffernan from competing with the Company, or soliciting employees of the Company to leave, during his employment and for a period equal to the longer of (i) one year after termination of the agreement or (ii) the period during which Mr. Heffernan is paid as a result of a termination of the agreement by the Company without cause or by Mr. Heffernan for cause.

     The Company, through its subsidiary DASCO Development Corporation ("DASCO"), entered into an employment agreement with Mr. Rendina that provided for an initial one-year term automatically renewable for successive one-year periods until either party elects not to renew. The base salary for Mr. Rendina under the agreement was $330,000 per year. In addition, he was entitled to receive bonuses and benefits, including life, accident, health and dental insurance. The agreement with Mr. Rendina was terminated in September 1998.

Severance Agreements

     The Company has entered into a separation and settlement agreement with Francis S. Tidikis, the Company's former Chief Operating Officer. Under the agreement, Mr. Tidikis ceased to be an executive officer of the Company on April 30, 1998, but will continue to be employed by the Company on a part-time basis until April 30, 1999. The agreement provides a base salary of $98,000, plus the payment of $192,000 as a one-time bonus and the payment of $9,728.60 to cover insurance premiums incurred during the term of the agreement. Under the terms of the agreement, such payments represent a full, final and complete satisfaction of any claims relating to Mr. Tidikis' employment prior to April 30, 1998.

     In September 1998, Bruce A. Rendina entered into a Business Agreement (the "Business Agreement") with the Company, DASCO and Mr. Gosman. The Business Agreement was entered into to address the parties' future cooperation with respect to the development of certain real estate projects. The Business Agreement provides that the Company has the exclusive development rights to 27 separate projects located in 12 states, and Mr. Rendina has the exclusive development rights to six projects in five states. In addition, the Company and Mr. Rendina have agreed to share fees with respect to five asset conversion projects and six medical facility development projects. Pursuant to the terms of the Business Agreement, Mr. Rendina is entitled to the first 25% of the fees received on any shared fee project. Thereafter, the Company and Mr. Rendina evenly split the remaining portion of the fees for such projects.

     In December 1998, the Company and Robert A. Miller, former President of the Company entered into a Separation and Severance Agreement (the "Miller Severance Agreement") and a Consulting Agreement for Physician Practice Management Assets (the "Miller Consulting Agreement"). Pursuant to the Miller Severance Agreement, the Company will pay to Mr. Miller a severance payment equal to $617,528 less applicable taxes and deductions. Mr. Miller agreed not to solicit any employees of the Company and not to compete against the Company's site management and clinical trial related business for a period of two years from the termination of the Miller Consulting Agreement. The Miller Consulting Agreement provides for Mr. Miller to assist the Company in its divestiture of its non-network physician practice management assets for the six months following his resignation. In consideration for such services, the Company will pay to Mr. Miller $390,000 over the term of contract.

Section 16(a) Beneficial Ownership Reporting Compliance

     Edward E. Goldman filed a Form 4 with the Securities and Exchange Commission ("SEC") on November 26, 1997 with respect to a transaction in October 1997. John T. Chay filed Form 4's with the SEC on July 3, 1997 and November 26, 1997 with respect to transactions in May 1997 and October 1997, respectively. Eric Moskow filed a Form 4 with the SEC on January 14, 1998 with respect to a transaction in December 1997. Bruce A. Rendina filed Form 4's with the SEC on June 20, 1997 and January 13, 1998 with respect to transactions in May, 1997 and December, 1997, respectively.

Equity Incentive and Compensation Committee Report

     The Equity Incentive and Compensation Committee of the Board of Directors (the "EICC") is made up of two non-employee directors. The EICC formulates and manages the policies of the Company with regard to executive compensation issues.

     The Company believes that the salary levels of its executive officers during the fiscal year ended January 31, 1998 were competitive with the salary levels of similar positions at comparable companies in the health care industry. During such time, the Company granted salary increases to certain of its executive officers consistent with comparable levels in the health care industry. The decision to provide these salary increases reflects the Company's philosophy of making decisions with regard to executive compensation consistent with the goal of retaining corporate managers, while at the same time rewarding performance where appropriate. The salaries of the Chief Executive Officer and the President of the Company were unchanged for the current year as compared to the previous year.

     The Company did not pay bonuses to the Chief Executive Officer or any of the other Named Executive Officers during the fiscal year ended January 31, 1998. During the fiscal year ended January 31, 1998, the Company also did not grant stock options or other equity incentive awards to the Chief Executive Officer or other Named Executive Officers except Mr. Rendina and Mr. Heffernan. The Company has granted equity incentives in the form of stock options under the Equity Plan to other executive officers and key employees. The Company believes that granting such long-term incentive compensation will allow the Company to retain and motivate such officers and employees.

     Over the next year, the EICC intends to continue its review of the Company's executive compensation practices concerning base compensation, bonuses and long-term equity compensation to ensure the Company's ability to retain qualified personnel while aligning the incentives of management with the interests of the stockholders.


                                          Respectfully submitted by,


                                          Hugh L. Carey
                                          Joseph N. Cassese



                               PERFORMANCE CHART

     The following graph compares the relative performance of the Company's Common Stock for the period commencing January 24, 1996 (the first trading day of the Common Stock on the Nasdaq National Market) and ending January 31, 1998 (as measured by the cumulative total return per share), against the Nasdaq Market Index (the "Nasdaq Index") and the Nasdaq CRSP Health Services Index (the "Industry Index"). The chart assumes that the value of an investment in shares of the Company's Common Stock, the Nasdaq Index and the Industry Index was $100 on January 24, 1996 and that all dividends were reinvested.



[GRAPHIC--LINE CHART]

                      COMPARE CUMULATIVE TOTAL RETURN AMONG
                      PHYMATRIX CORP., MASDAQ MARKET INDEX
                      AND NASDAQ CRSP HEALTH SERVICES INDEX


                         ASSUMES $100 INVESTED ON JANUARY 24, 1996
                             AND DIVIDENDS REINVESTED THROUGH
                           FISCAL YEAR ENDING JANUARY 31, 1998
                    ------------------------------------------------------
                    PHYMATRIX           NASDAQ CRSP             NASDAQ
                      CORP.        HEATLH SERVICES INDEX     MARKET INDEX
                    ----------     ---------------------     ------------
01/24/96            100                 100                    100
04/30/96             98.7               109.63                 112.14
07/31/96            112.34               96.02                 102.48
10/31/96             88.36               93.55                 114.74
01/31/97             82.47               97.3                  129.99
04/30/97             69.74               84.7                  118.81
07/31/97             67.53              101.31                 160.32
10/31/97             76.62              101.49                 151.3
01/31/98             66.68               94.97                 154.02

[/GRAPHIC]

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During December 1995, the Company obtained a 43.75% interest in Physician's Choice Management, LLC, a management services organization that provides management services to an independent physician association based in Connecticut ("Physician's Choice"). The Company acquired this interest in exchange for a payment of $1.5 million to the stockholders of Physician's Choice, including Dr. Moskow. During September 1996, the Company acquired the remaining 46.25% interest from such stockholders for a payment of $1 million in cash plus 363,442 shares of the Company's Common Stock. As of January 31, 1998, the Company loaned the shareholders of Physician's Choice an aggregate of $2.7 million to pay the tax liability related to the sale of Physician's Choice, including $448,000 directly to Dr. Moskow and approximately $1.6 million to Physician's Choice. The loans are nonrecourse and are secured by a pledge of an aggregate of 248,387 shares of Common Stock held by the former shareholders of Physician's Choice and interest accrues at an adjustable interest rate equal to the Applicable Federal Rate for Short Term Notes, which was 5.8% at January 31, 1998. The loans became due April 2004. In May 1998, the Company made a loan in the original principal amount of $1 million to Dr. Moskow. The loan bears interest at a rate of 5.56% per annum and becomes due in May 2005. Pursuant to the terms of the note governing the loan, the balance due under the note will be forgiven upon a change in control of the Company.

     The Company occupies office space for offices in West Palm Beach, Florida under the terms of a lease which the Company assumed from a company the stockholders and executive officers of which include Messrs. Gosman and Leathers. The terms of the assumed lease are the same as those to which such affiliated company was obligated. As of January 31, 1998, the total amount of lease payments to be made under the assumed lease through the end of the current lease term was estimated to be approximately $843,000 and as of December 31, 1998 was estimated to be approximately $440,000. As of January 31, 1998, the Company leased office space on behalf of certain of its affiliated physicians from a limited partnership of which Mr. Gosman owns a controlling interest in the limited partner and general partner. The aggregate base rent under such leases is approximately $537,000. In January 1997, a privately-held entity principally owned by Mr. Gosman assumed the Company's obligations as lessee under a capital lease, which obligations then exceeded the fair market value of the lease by $559,000.

     DASCO provides development and other services in connection with the establishment of health parks, medical malls and medical office buildings. DASCO provides these services to or for the benefit of the owners of the new facilities, which owners are either corporations or limited partnerships. As of January 31, 1998, Mr. Gosman, individually and as trustee for his two sons, and Frederick R. Leathers had obtained equity interests in an aggregate of 17 facilities developed or being developed by DASCO, and had interests in five of such facilities. The interest of Mr. Gosman (individually and as trustee) in such facilities ranged from 6.0% to 40.1%. The interest of Mr. Leathers ranged from 0.1% to 0.95%. The Company believes that Messrs. Gosman and Leathers could continue to obtain equity interests in facilities developed by DASCO. During the year ended January 31, 1998, DASCO recorded revenues in the amount of $19.2 million related to facilities developed by DASCO in which equity interests have been obtained by related parties. Meditrust Corporation and Meditrust Operating Company, a publicly traded paired-share real estate investment trust (the "Meditrust Companies") of which Mr. Gosman served as Chairman of the Board and Chief Executive Officer, respectively, until August 1998, had provided financing to customers of DASCO in the aggregate amount of approximately $229 million as of January 31, 1998 for 25 facilities developed by DASCO. In January 1998, the Meditrust Companies acquired, at fair market value, 21 medical office buildings developed by DASCO from the corporate or limited partnership owners of such facilities for an aggregate purchase price of approximately $200 million. The Company received $9.1 million in these transactions from the corporation or limited partnership owners of such facilities. As a result of their ownership interests in the corporations or limited partnerships owning the facilities sold to the Meditrust Companies, Messrs. Gosman (individually and as trustee for his two sons) and Leathers received $4.7 million and $116,000, respectively, from the sale of the facilities.

     The Company provides construction management, development marketing and consulting services to entities principally owned by Mr. Gosman in connection with the development and operation by such entities of several healthcare related facilities (including a medical office building and a retirement community). During the year ended January 31, 1998, the Company recorded revenues in the amount of $10.5 million related to such services and in October 1998, the Company advanced $3.1 million to a company principally owned by Mr. Gosman relating to the development of a healthcare facility which advance has been repaid in full. The Company provides these services to such affiliated parties on terms no more or less favorable to the Company than those provided to unaffiliated parties. Interest on the advance accrued at the prime rate. In January 1998, the Company transferred to CareMatrix Corporation, of which Mr. Gosman is the Chairman of the Board and a principal stockholder, its rights under a management agreement with respect to a Florida skilled nursing facility in exchange for $800,000.

     Mr. Ronai is a partner in the Connecticut law firm of Murtha, Cullina, Richter and Pinney which has been retained to perform certain legal services for the Company.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of December 10, 1998 (unless otherwise indicated), certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Stock, by each director and each of the Named Executive Officers of the Company and by all directors and executive officers as a group. Except as indicated in the footnotes, all of such shares of Common Stock set forth in the following table are owned directly, and the indicated person has sole voting and investment power with respect to all Common Stock shown as beneficially owned by such person:


                                                                 Amount of Beneficial Ownership
                                                          --------------------------------------------
                                                           Shares Beneficially     Percentage of Total
                          Name                                    Owned              Outstanding(1)
-------------------------------------------------------   ---------------------   --------------------
Abraham D. Gosman (2) .................................         8,487,126                  25.8%
Crabbe Huson Group, Inc. (3) ..........................         3,426,800                  10.4
The WAB Family Limited Partnership (4) ................         1,829,756                   5.6
Robert A. Miller (5) ..................................           459,655                   1.4
Bruce A. Rendina (6) ..................................           703,866                   2.1
Francis S. Tidikis (7) ................................           131,085                     *
Hugh L. Carey .........................................                --                     *
Joseph N. Cassese (8) .................................            30,000                     *
Michael T. Heffernan (9) ..............................           419,493                   1.3
H. Loy Anderson, Jr. ..................................               315                     *
David M. Livingston, M.D ..............................                --                     *
Eric Moskow (10) ......................................           187,252                     *
Stephen E. Ronai (11) .................................            14,000                     *
All current directors and executive officers as a group
 (11 persons) (12) ....................................         9,709,690                  29.2%

------------
*    Less than one percent.
(1) Based upon a total of 32,929,970 shares of Common Stock outstanding on December 30, 1998.
(2) Includes (i) 4,018,707 shares held by Chancellor Partners Limited Partnership I ("CPLP I"). The sole general partner of CPLP I is CLP, Inc., which has sole voting and dispositive powers as to the securities held by CPLP I. Mr. Gosman is the sole stockholder and director of CLP, Inc. and
     (ii) 2,000,000 shares held in a revocable trust. Mr. Gosman's business address is PhyMatrix Corp., 777 South Flagler Drive, Suite 1000E, West Palm Beach, Florida 33401.
(3) Crabbe Huson Group, Inc. ("CHG") disclaims beneficial ownership of all shares owned by each of its clients and also disclaims that a "group" within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934 has been or will be formed. CHG asserts that it does not directly own any shares of the Company, but shares voting and dispositive power with respect to the 3,426,800 shares owned by approximately 74 of its clients. The address of CHG is 121 SW Morrison, Suite 1400, Portland, OR 97204. Based upon information contained in CHG's Schedule 13G/A filed with the SEC on November 12, 1998.
(4) The partnership's address is 106 Driftwood Drive, Tiverton, RI 02878. Walter A. Brown is the sole limited partner and general partner of the partnership. Based upon information provided by Mr. Brown to the Company in October 1998.
(5) Based upon information contained in Mr. Miller's most recent Form 4 filed with the SEC for September 1996. Includes 150 shares held for the benefit of three of Mr. Miller's children.
(6) Based upon information contained in Mr. Rendina's most recent Form 4 filed with the SEC for February 1998.
(7) Based upon information contained in Mr. Tidikis' most recent Form 4 filed with the SEC for October 1996. Includes 85 shares owned by Mr. Tidikis' wife with respect to which Mr. Tidikis disclaims beneficial ownership and 130,000 shares which Mr. Tidikis has the right to acquire beneficial ownership of upon exercise of an option.
(8) Includes 10,000 shares which Mr. Cassese has the right to acquire beneficial ownership of upon exercise of an option.
(9) Includes 100,000 shares which Mr. Heffernan has the right to acquire beneficial ownership of upon exercise of an option.
(10) Includes (i) 120,000 shares which Dr. Moskow has the right to acquire beneficial ownership of upon exercise of an option and (ii) 12,101 shares held of record by Physician's Choice Management, LLC.
(11) Includes 10,000 shares which Mr. Ronai has the right to acquire beneficial ownership of upon exercise of an option.
(12) Includes 349,999 shares which the directors and executive officers have the right to acquire beneficial ownership of upon exercise of options.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices by September 14, 1999 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

     The By-laws of the Company specify when a stockholder must submit nominations for director or proposals for consideration at a stockholders' meeting in order for those nominations or proposals to be considered at the meeting. In order for the nominations or proposals to be considered at the meeting, the stockholder making them must have given timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, 777 South Flagler Drive, Suite 1000E, West Palm Beach, Florida 33401, not less than 60 days nor more than 90 days prior to the meeting; except that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later that the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     A stockholder's notice to the Secretary concerning nominations for director shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such nominee's written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the stockholder giving notice (i) the stockholder's name and address, as they appear on the Company's books and (ii) the class and number of shares of the Company's stock that are beneficially owned by such stockholder.

     A stockholder's notice to the Secretary with respect to other proposals shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting, (b) the stockholder's name and address, as they appear on the Company's books, (c) the class and number of shares of the Company's stock that are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business.


                                 OTHER MATTERS

     The Board of Directors knows of no business which will be presented for consideration at the Special Meeting other than as shown above. However, if any such other business should come before the Special Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxies in respect of any such business in accordance with their best judgment.

     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.


                                          By Order of the Board of Directors


                                          Denise Schumann, Secretary


Janaury 7, 1999










4911-PS-99                             10

                                   DETACH HERE

                                      PROXY

                                 PHYMATRIX CORP.

     PROXY FOR THE SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 26, 1999

The undersigned, having received the Notice of the Special Meeting in lieu of Annual Meeting of Stockholders and the Board of Directors' Proxy Statement (the "Proxy Statement"), hereby appoint(s) Abraham D. Gosman and Frederick R. Leathers, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Special Meeting in lieu of Annual Meeting of Stockholders of PhyMatrix Corp. to be held January 26, 1999, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of PhyMatrix Corp. that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (I) to consider and act upon such business, matters or proposals other than the business set forth on the reverse side as may properly come before the Meeting and (II) with respect to the election of directors in the event that any of the nominees is unable or unwilling to serve. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director.

 -------------                                                  -------------
  SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
      SIDE                                                          SIDE
 -------------                                                  -------------

                                   DETACH HERE

[X]  Please mark
     votes as in
     this sample.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1. For the election of all nominees listed below (except as otherwise indicated).
    Nominees: Abraham D. Gosman and Hugh L. Carey

               FOR               WITHHELD
               [ ]                  [ ]

[ ] ______________________________________
    For all nominees except as noted above

                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Signature: _______________ Date: ______ Signature: _______________  Date: ______